Exhibit A:

Mr. Lang also directly owns an employee stock option to purchase 10,000 shares of Class A common stock with (i) an exercise price of $189.16 per share and (ii) an expiration date of March 8, 2027. Of the 10,000 shares subject to this option, 2,500 shares vested on March 8, 2020 and 7,500 shares vested on March 8, 2021.

Mr. Lang also directly owns an employee stock option to purchase 10,000 shares of Class A common stock with (i) an exercise price of $131.53 per share and (ii) an expiration date of February 8, 2028. The 10,000 shares are scheduled to vest on February 8, 2022.

Mr. Lang also directly owns an employee stock option to purchase 15,000 shares of Class A common stock with (i) an exercise price of $151.60 per share and (ii) an expiration date of November 22, 2029. Of the 15,000 shares subject to this option, 5,000 shares are scheduled to vest on November 22, 2021,
5,000 shares are scheduled to vest on November 22, 2022, and 5,000 shares are scheduled to vest on November 22, 2023.

Mr. Lang also directly owns an employee stock option to purchase 20,000 shares of Class A common stock with (i) an exercise price of $691.23 per share and (ii) an expiration date of February 23, 2031. Of the 20,000 shares subject to this option, 5,000 shares are scheduled to vest on February 23, 2022,
5,000 shares are scheduled to vest on February 23, 2023, 5,000 shares are scheduled to vest on February 23, 2024, and 5,000 shares are scheduled to vest on February 23, 2025.